EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Agency Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez, President & CEO
(310) 277-5162	(972) 309-8000
info@BerkmanAssociates.com	www.ANS-medical.com

Advanced Neuromodulation Systems
Reports Record Fourth Quarter and 2004 Results

2004 Neuro Sales Increased 36%

      DALLAS, TEXAS, February 17, 2005 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) today announced record revenue and net income for the fourth quarter and 2004, provided updates on its clinical and product development programs, reaffirmed its previous revenue guidance for fiscal 2005, and announced other developments.

Fourth Quarter Results

      For the three months ended December 31, 2004, revenue increased 26% to a record $32,293,000 from $25,668,000 for the fourth quarter of 2003. Sales of neuro products increased 23% to a record $28,782,000 for the fourth quarter of 2004 from $23,413,000 a year earlier, as sales of ANS’ Genesis® and GenesisXPTM implantable spinal cord stimulation (SCS) systems and its Renew® radio frequency (RF) SCS system for the treatment of chronic pain continued to meet management’s expectations. Gross margin increased to 74.2% from 73.4%. Net income for this year’s fourth quarter increased 38% to a record $5,133,000, or $0.24 per diluted share. This compares to net income for the fourth quarter of 2003 of $3,721,000, or $0.18 per diluted share. Costs associated with a vendor supply issue at its HDI operation in the fourth quarter of 2004, which have now been resolved, reduced net income for the period by approximately $0.01 per diluted share.

Twelve Month Results

      For the twelve months ended December 31, 2004, revenue increased 33% to a record $120,744,000 from $91,082,000 for 2003. Neuro sales increased 36% to a record $108,866,000 for 2004 from $80,001,000 for 2003. Gross margin increased to 73.4% from 70.2%. Net income for 2004 increased 37% to a record $18,167,000, or $0.86 per diluted share. This compares to net income for 2003 of $13,217,000, or $0.64 per diluted share. Net income for 2003 included other income of $969,000 pre-tax, or $0.03 per diluted share after tax, from the reversal of an accrued tax abatement liability.

Second Generation Rechargeable Product Update

      ANS recently filed a PMA supplement with the FDA for approval to market and sell its second generation rechargeable SCS systems. “We hope to receive approval for our second generation rechargeable IPGs sometime during the second quarter of 2005,” said Chief Executive Officer Chris Chavez. Noting that ANS received FDA approval to market and sell its first generation rechargeable SCS systems in the fourth quarter of 2004, Chavez added, “Pain practitioners want the flexibility to apply the right system to the right indication — one size does not fit all. ANS is the only company in the world that today offers a full array of spinal cord stimulation devices, including radio-frequency (RF), conventional IPGs, and rechargeable IPGs. We will continue to broaden and strengthen our intellectual property portfolio to support our long-term growth objectives.” ANS currently has 59 issued patents and 111 patents pending.

New Indications Update

      “The neuromodulation market is expected to surpass the billion dollar milestone this year, and promises to become a multi-billion dollar, multi-indication segment of the medical device industry. While we continue to focus on aggressively developing the SCS market for chronic pain, we simultaneously are investing in the creation of platform technologies and organizational capabilities that are readily leverageable into emerging clinical applications for neuromodulation, applications that we believe will

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ADVANCED NEUROMODULATION SYSTEMS, INC.
6901 PRESTON ROAD / PLANO, TEXAS 75024 / 972-309-8000 / FAX: 972-309-8150

Advanced Neuromodulation Systems Reports Record Fourth Quarter and 2004 Results
February 17, 2005
Page Two

fuel strong organic growth for years to come. Currently, we are systematically incubating such promising new indications as Parkinson’s, Tremor, Migraine, Depression, Pelvic Pain, Obesity, Tinnitus, Traumatic Brain Injury and others,” Chavez said.

      Chavez announced that ANS has received approval from the FDA to expand its feasibility study to a pivotal study of neurostimulation for the treatment of migraine headache. “We expect the results of this pivotal trial to support a future PMA submission for chronic headache. We believe that this application has significant clinical potential,” Chavez said.

      Chavez added that ANS recently amended its Investigational Device Exemption (IDE) submission to the FDA and hopes to begin trials in the next few months of its Deep Brain Stimulation (DBS) system for the treatment of Essential Tremor. He said that ANS hopes to amend its IDE submission for DBS for the treatment of Parkinson’s disease in the first quarter of 2005 and hopes to begin clinical trials in the second quarter of 2005. In addition, he said the company has submitted an IDE application with the FDA for a second pilot study on sacral nerve stimulation, which ANS hopes to begin in the second quarter of 2005.

Cyberonics Investment

      With respect to its investment in Cyberonics, Chavez reported that ANS has sold approximately half, or 1,757,000 of the 3.5 million shares of the Cyberonics stock it purchased last summer, for a pre-tax profit of approximately $43.3 million. ANS bought 3.5 million shares last August at an average cost per share of $14.29, and continues to hold 1,743,000 shares. “We continue to believe that a business combination of ANS and Cyberonics could create significant operating synergies. The substantial increase in Cyberonics’ stock price following the FDA’s decision regarding VNS therapy, coupled with Cyberonics’ Board’s decision not to engage in a discussion with ANS, however, prompted us to decide to sell some of our shares. ANS may elect to sell additional shares or hold them for investment purposes. We are pleased that our investment has been profitable for our shareholders and has considerably increased our cash position. We also think the FDA’s decision on VNS therapy for TRD is a major step forward in the development of neurostimulation as a treatment for this important indication, which could ultimately benefit ANS as we pursue a depression indication,” he said.

Inspector General

      ANS also reported that it has received a subpoena from the Inspector General, Department of Health and Human Services, requesting documents related to certain of the Company’s sales and marketing, reimbursement, Medicare and Medicaid billing, and certain other business practices. “For some time now, the Inspector General has publicly stated that pharmaceutical and medical device companies would become the focus of increased regulatory scrutiny. The Inspector General has investigated many large and well-regarded companies, including certain of our competitors, for their practices in these areas. ANS is committed to conducting business at the highest ethical and legal standards, and we are cooperating fully with the Inspector General’s investigation,” Chavez said.

Management Reaffirms Revenue Guidance for 2005 and Comments on First Quarter Outlook

      Chavez said that management continues to expect revenue for 2005 of approximately $145 million, although early indications are that revenue for the first quarter could be below previous expectations.

      With respect to the earnings outlook for 2005, the CEO continued, “Obviously, net income, earnings per share and our cash position will be significantly and positively affected by the sizeable profit we could recognize on our investment in Cyberonics. We have decided to use this opportunity to accelerate our pursuit of new indications for our technology more aggressively, by accelerating clinical studies, regulatory approval efforts and product development. While we will remain focused on profitable bottom-line performance and growth in our core pain business, we expect to increase our investment in clinical studies, regulatory and R&D by as much as $5 million. In addition, the new FASB rules on expensing stock options will begin to affect ANS in June 2005. We currently are assessing the likely impact of these factors, and plan to update our guidance for net income and EPS on our conference call for the first quarter of 2005.”

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Advanced Neuromodulation Systems Reports Record Fourth Quarter and 2004 Results
February 17, 2005
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Stock Repurchase Program

      Chavez noted that ANS’ Board of Directors previously approved the repurchase of up to 1,000,000 shares of the Company’s common stock, and that the Company may elect to apply a portion of the proceeds from the Cyberonics stock sales to this repurchase program. To date, no shares have been repurchased under the plan. Repurchases may be made from time to time in open market or privately negotiated transactions, subject to price and availability, and financed out of working capital. “Our Board believes that ANS common stock is an attractive investment, and repurchasing shares is a sound use of working capital under the right circumstances,” he explained.

      ANS currently has about 20.4 million issued and outstanding shares. At December 31, 2004, prior to any sales of Cyberonics stock, ANS had total cash and marketable securities of approximately $124 million. ANS has no debt.

Conference Call

      ANS has scheduled a conference call today at 11:00 a.m. EST. The simultaneous webcast is available at www.ANS-medical.com/investors. A replay will be available at this same Internet address, or at (800) 633-8284, reservation #21231267, after 1:00 p.m. EST.

About Advanced Neuromodulation Systems

      Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Fortune magazine recently ranked ANS as the 8th fastest growing small company in its annual list of the Top 200 Fastest Growing Small Companies in the United States. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

      Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the launch of new competitive products by Medtronic, Advanced Bionics/Boston Scientific or others, as well as other market factors, that could impede growth in or reduce sales of our IPG and RF systems, which could adversely affect our revenues and profitability; continued market acceptance of the Genesis® IPG and GenesisXPTM IPG; competition from Medtronic, Advanced Bionics/Boston Scientific and future competitors; continued market acceptance of our Renew® system; the risk of adverse changes in the value or marketability of Cyberonics securities that the Company owns; Cyberonics growth potential and future prospects; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; the cost, uncertainty and other risks inherent in our intellectual property litigation against Advanced Bionics; obtaining necessary government approvals for our rechargeable IPGs and other new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; completion of research and development projects in an efficient and timely manner; the satisfactory completion of clinical trials and/or market tests prior to the introduction of new products; successful integration of acquired businesses, products and technologies; the cost, uncertainty and other risks inherent in patent and intellectual property litigation; international trade risks; and other risks detailed from time to time in the Company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net revenue	$32,292,529	$25,668,412	$120,743,651	$91,081,969

Cost of revenue	8,342,204	6,817,905	32,093,221	27,135,320

Gross profit	23,950,325	18,850,507	88,650,430	63,946,649

Operating expenses:
Sales and marketing	10,087,949	8,091,880	37,898,560	26,552,873
Research and development	2,654,973	2,927,561	10,751,281	9,525,411
General and administrative	3,175,608	2,124,043	11,173,924	7,628,127
Amortization of intangibles	634,592	553,551	2,459,430	1,831,644

	16,553,122	13,697,035	62,283,195	45,538,055

Income from operations	7,397,203	5,153,472	26,367,235	18,408,594

Other income (expense):
Foreign currency transaction gain	155,932	—	182,088	—
Other income	—	5,642	—	974,846
Investment income	180,360	218,948	1,144,381	995,318

	336,292	224,590	1,326,469	1,970,164

Income before income taxes	7,733,495	5,378,062	27,693,704	20,378,758

Income taxes	2,600,590	1,656,589	9,526,841	7,161,504

Net income	$5,132,905	$3,721,473	$18,166,863	$13,217,254

Basic income per share:
Net income	$0.25	$0.19	$0.90	$0.69

Number of basic shares	20,277,090	19,599,846	20,125,690	19,180,041

Diluted income per share:
Net income	$0.24	$0.18	$0.86	$0.64

Number of diluted shares	21,211,987	21,035,493	21,140,548	20,589,887

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2004	2003
Assets

Current assets:
Cash and marketable securities	$124,016,064	$94,802,122
Receivable, trade net	25,322,813	17,892,416
Receivable, interest and other	638,987	259,687
Inventories	23,923,851	22,113,159
Deferred income taxes	2,029,091	1,423,228
Income taxes receivable	—	1,324,001
Prepaid expenses and other current assets	1,888,957	1,007,244

Total current assets	177,819,763	138,821,857
Net property, equipment and fixtures	33,175,329	21,150,010
Minority equity investments in preferred stock	1,104,000	1,104,000
Goodwill, patents, trademarks, purchased technology & other assets, net	35,388,049	33,730,420

Total assets	$247,487,141	$194,806,287

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$3,206,516	$5,717,222
Accrued salary and employee benefit costs	2,390,721	4,045,361
Accrued commissions	2,656,112	1,424,471
Income taxes payable	708,412	—
Deferred revenue	165,861	503,093
Other accrued expenses	342,075	694,449

Total current liabilities	9,469,697	12,384,596
Deferred income taxes	14,734,487	3,389,255
Non-current deferred revenue	718,820	907,513
Total stockholders’ equity	222,564,137	178,124,923

Total liabilities and stockholders’ equity	$247,487,141	$194,806,287